Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

ONE MANHATTAN WEST NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com May 27, 2022

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Affiliated Managers Group, Inc.

777 South Flagler Drive

West Palm Beach, Florida 33401

Re:	Affiliated Managers Group, Inc. – $500,000,000 At-the-Market Program for Common Stock

Ladies and Gentlemen:

We have acted as special United States counsel to Affiliated Managers Group, Inc., a Delaware corporation (the “Company” or “Our Client”), in connection with the Equity Distribution Agreement, dated May 27, 2022 (the “Equity Distribution Agreement”), among Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC, Wells Fargo Securities, LLC, as Agents and Forward Sellers (collectively, the “Agents”) and Barclays Bank PLC, Bank of America, N.A., Citibank, N.A., JPMorgan Chase Bank, National Association, Royal Bank of Canada, Wells Fargo Bank, National Association, as Forward Purchasers (collectively, the “Forward Purchasers”), as applicable, and the Company, relating to the (a) issuance and sale by the Company to or through the Agents, from time to time, of shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) and (b) sale by the Agents, on behalf of the Forward Purchasers, of Common Stock (the “Forward Shares” and, together with the Shares, the “Securities”), with the Securities to be sold under the Equity Distribution Agreement not to exceed an aggregate gross sales price of $500,000,000. In connection with the sale of any Forward Shares by the Agents, each Forward Purchaser will enter into an agreement, in the form attached as Exhibit A of the Equity Distribution Agreement, with the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

Affiliated Managers Group, Inc.

May 27, 2022

In rendering the opinions stated herein, we have examined and relied upon the following:

(a) the registration statement on Form S-3ASR (File No. 333-263148) of the Company relating to the Securities and other securities of the Company filed with the Securities and Exchange Commission (the “Commission”) on March 1, 2022 under the Securities Act, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b) the prospectus, dated March 1, 2022 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c) the prospectus supplement, dated May 27, 2022 (together with the Base Prospectus, the “Prospectus Supplement”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d) an executed copy of the Equity Distribution Agreement;

(e) an executed copy of a certificate of David M. Billings, General Counsel and Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f) a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of April 20, 2022, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(g) a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate (the “Bylaws”); and

(h) a copy of certain resolutions of the Board of Directors of the Company, adopted on January 28, 2022, and certain resolutions of the Equity Committee thereof, adopted on May 27, 2022, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Equity Distribution Agreement.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein

Affiliated Managers Group, Inc.

May 27, 2022

that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Equity Distribution Agreement. In addition, we have also assumed that the issuance of the Securities does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation, the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2021).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”). The Securities may be sold from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Securities to be issued pursuant to the Equity Distribution Agreement have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and when issued and sold in accordance with the terms of the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.01 per share.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

LKB